EXHIBIT 99.1


                    U.S. Aggregates Announces Termination of
                        Sale of Southeastern Operations


                Announces Amendment to Existing Credit Facility


DRAPER, Utah, Oct. 15 /PRNewswire/ -- U.S. Aggregates, (NYSE: AGA - news) announced today the termination of an agreement to sell its Southeastern operations to Florida Rock, (NYSE: FRK - news). As previously announced, due to conditions stemming from delays in receiving necessary approvals, Florida Rock had requested certain contract modifications including a substantial reduction in purchase price. The companies mutually concluded that they were unable to reach agreement on these modifications.

The Company also announced that it has reached an agreement in principle subject to documentation with its senior secured lenders for an extension of its existing credit facility to November 16. In light of the termination of the sale agreement, the Company continues to negotiate further with its lenders regarding additional financial alternatives.

Founded in 1994, U.S. Aggregates, Inc. ("USAI ") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction.

Certain matters discussed in this release contain forward-looking statements and information based on management's belief as well as assumptions made by and information currently available to management. Such statements are subject to risks, uncertainties and assumptions including, among other matters, future growth in the construction industry; the ability of U.S. Aggregates to complete acquisitions and effective integration of acquired companies' operations; to fund its liquidity; and general risks related to the markets in which U.S. Aggregates operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those projected. Additional information regarding these risk factors and other uncertainties may be found in the Company's filings with the Securities and Exchange Commission.